Exhibit 2.11

WAIVER AND FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS WAIVER AND FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is effective as of January 25, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), UpHealth TTC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”), TTC Healthcare, Inc., a Delaware corporation (“Company”), and TTC Healthcare Partners, LLC, a Delaware limited liability company (“Company Parent”). Certain capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Holdings, Company and the other parties hereto are parties to that certain Agreement and Plan of Merger, dated as of October 30, 2020 (the “Merger Agreement”), by and among Holdings, Merger Sub, Company and Company Parent; and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 11.10 thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the recitals set forth above, the parties hereto hereby agree as follows:

1. Holdings and Merger Sub Waiver of Closing Conditions. Subject to the terms and conditions set forth herein, Holdings and Merger Sub hereby waive their contingencies set forth in Section 7.2(h) of the Merger Agreement. In addition, Holdings and Merger Sub hereby waive their contingency set forth in Section 7.2(i) of the Merger Agreement, limited only to the delivery of those deliverables set forth in Section 2.3(a)(viii) and Section 2.3(a)(ix) therein. The limited waiver set forth in this Section 1 is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to: (i) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Merger Agreement or of any Ancillary Documents; (ii) prejudice any right that Holdings or Merger Sub have or may have in the future under or in connection with the Merger Agreement or any Ancillary Document; or (iii) establish a custom or course of dealing among Holdings and Merger Sub on the one hand, and Company and Company Parent, on the other hand.

2. Company and Company Parent Waiver of Closing Conditions. Subject to the terms and conditions set forth herein, Company hereby waives its contingencies set forth in Sections 7.3(d), 7.3(g), 7.3(h), 7.3(i), 7.3(j) (provided, however, that the obligations of Holdings relating to the SPAC Merger Closing under the Merger Agreement are not waived or excluded), and 7.3(k) of the Merger Agreement. In addition, Company hereby waives its contingency set forth in Section 7.3(l) of the Merger Agreement, limited only to the delivery of those deliverables set forth in Sections 2.3(b)(vi), 2.3(b)(vii), 2.3(b)(viii), 2.3(b)(ix), and 2.3(b)(x) therein. The limited waiver set forth in this Section 2 is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to: (i) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Merger Agreement or of any Ancillary Documents; (ii) prejudice any right that Company or Company Parent have or may have in the future under or in connection with the Merger Agreement or any Ancillary Document; or (iii) establish a custom or course of dealing among Company and Company Parent on the one hand, and Holdings and Merger Sub, on the other hand.

3. Waiver of Certain Termination Rights. Subject to the terms and conditions set forth herein: (i) Company Parent hereby waives its right to terminate the Merger Agreement pursuant to Section 9.1(b)(ii) therein to the extent that such termination is based off the failure to fulfill a condition that has been waived pursuant to this Amendment; and (ii) Holdings hereby waives its right to terminate the Merger Agreement pursuant to Section 9.1(c)(ii) therein to the extent that such termination is based off the failure to fulfill a condition that has been waived pursuant to this Amendment.

4. Amendments to Merger Agreement.

a. The definitions of “Unwind Option” and “Unwind Option Expiration Date” are hereby deleted from Article I of the Merger Agreement.

b. The following definitions in Article I of the Merger Agreement are hereby amended and restated in their entirety and replaced as follows:

“Post-Closing Adjustment Deductible” shall mean $250,000.

c. The definition of “Equity Consideration” in Article I of the Merger Agreement is hereby revised by replacing “Parent Common Stock” with “Holdings Common Stock.”

d. The definition of “Excluded Items” in Article I of the Merger Agreement is hereby revised by replacing “Paycheck Protection Program” with “PPP Loan.”

e. The requirement in Section 2.3(a)(iii) that the Company, at the Closing, deliver the Certificate for the Company Shares shall be deemed satisfied if the Company instructs Fifth Third to deliver the Certificate to Holdings.

f. Section 2.17 of the Merger Agreement is hereby deleted in its entirety.

g. The first paragraph of Section 5.1 (Conduct of Business) of the Merger Agreement is amended to read as follows:

“From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their respective employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. From the Closing until the SPAC Merger Closing, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld or delayed), the Company shall (i) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their respective employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the SPAC Merger Closing, the Company shall, and shall cause each of its Subsidiaries to: (a)…”

h. Section 3.2(a) of the Merger Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing, the Company makes no representation or warranty in this Section 3.2(a) as it relates to the Preferred Stock or as to whether any vote, consent or authorization has been received from or is required or advisable under the DGCL, the Company Charter Documents or otherwise from the holders of the Preferred Stock.”

i. The references to “Unwind Option Expiration Date” in Sections 5.2, 5.5, 5.8, 5.11, and 6.7 of the Merger Agreement are hereby replaced with “SPAC Merger Closing.”

j. The following text is deleted from Section 5.2(c) of the Merger Agreement: “Company Parent, Holdings and the Company, shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of the Closing, between Holdings and the Company (the “Post-Closing Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein. The Post-Closing Confidentiality Agreement shall be substantially similar in form and substance as the Confidentiality Agreement unless the parties thereto otherwise agree.”

k. Section 5.6 of the Merger Agreement (Directors and Holdings Shareholder Matters) is hereby amended and restated in its entirety and replaced as follows:

“From the Closing Date until the SPAC Merger Closing, (a) the board of directors of the Company shall consist of one director, who will be an individual designated by Company Parent, and (b) Company Parent shall have the right to designate one member of the board of directors of Holdings. To the extent the stockholders of Holdings enter into an agreement (whether in a single agreement or multiple agreements or instruments) covering the election of directors, stockholder rights, voting matters, information rights, rights of first refusal or similar or related matters, Company Parent shall have substantially the same rights thereunder as Thrasys, Inc.”

l. Section 5.10 of the Merger Agreement (Closing Conditions) is hereby amended and restated in its entirety and replaced as follows:

“From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof, including without limitation the approval and execution by Holdings, and the other Subsidiaries of Holdings, of such security agreements, collateral pledges, and guarantees, on customary commercial terms, as Fifth Third may require as a condition to its consent to this Agreement and the transactions contemplated hereby.”

m. Section 5.12 of the Merger Agreement (SPAC Merger Closing) is hereby amended by deleting the language “and (e) Holdings shall be valued at no less than $1.0 billion.”

n. The reference to “Section 4.2(b)” in Section 5.12 of the Merger Agreement is hereby replaced with a reference to “Section 4.3(b)”.

o. Section 5.15 of the Merger Agreement (Further Assurances) is hereby amended and restated in its entirety and replaced as follows:

“At and after the Effective Time, (a) the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and thins to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all rights, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and (b) Holdings shall timely assist in gathering and providing any information required by Governmental Authorities in connection with the Merger, including under applicable Healthcare Laws.”

p. Section 7.2(f) of the Merger Agreement is hereby amended and restated in its entirety and replaced as follows:

“The receipt of evidence reasonably satisfactory to Holdings that First National Bank of Pana has approved the loan forgiveness applications in respect of all PPP Loans, has submitted the same to the U.S. Small Business Administration, and has consented to the Merger.”

q. Section 7.3(i) of the Merger Agreement is hereby amended and restated in its entirety and replaced as follows:

“The receipt of evidence reasonably satisfactory to the Company that First National Bank of Pana has approved the loan forgiveness applications in respect of all PPP Loans, has submitted the same to the U.S. Small Business Administration, and has consented to the Merger.”

r. Section 8.2 (Indemnification by Company Parent) of the Merger Agreement is hereby amended by adding the following to the end of such Section:

“Notwithstanding the foregoing, Losses arising out of challenges, Actions, charges, fees or penalties of any Governmental Authority under any Healthcare Laws by reason of the Merger are not subject to the foregoing provisions of this Section 8.2.

s. Section 8.3 (Indemnification by Holdings) of the Merger Agreement is hereby amended as follows:

i. the “or” immediately preceding “(b)” is hereby deleted; and

ii. the “.” at the end of the Section is hereby deleted and replaced with the following:

“(c) the costs of redeeming the Preferred Stock and any Actions brought by or in the name of the holder of the Preferred Stock relating to the Preferred Stock, its redemption, and other amounts owed by the Company in connection with the Preferred Stock; or

(d) any rights and remedies exercised by Fifth Third, or any Actions brought by Fifth Third, under or in connection with that certain Loan and Security Agreement by and among Fifth Third, the Company and other parties dated September 5, 2019, as amended, or any other Loan Documents (as defined therein and including, without limitation, that certain Capital Call Agreement by and between the Company and Company Parent dated as of November 23, 2020, as amended), including reimbursement for any capital contributions made or required to be made by Company Parent under the Capital Call Agreement.”

t. For purposes of Section 8.3 of the Merger Agreement, Rewi Enterprises LLC is acknowledged as an Affiliate of Company Parent and Martin S. A. Beck is acknowledged as a Representative of Rewi Enterprises LLC.

u. Section 8.6(b) of the Merger Agreement is hereby deleted in its entirety.

v. Article X of the Merger Agreement is hereby deleted in its entirety and replaced with “Reserved.”

w. The Disclosure Schedules of the Company are hereby amended to include the supplemental disclosure set forth on the attached Supplement to Company Disclosure Schedules.

5. Consent to Convertible Note.

a. Acknowledgment. Company and Company Parent acknowledge that they have each received and reviewed that certain Convertible Note Purchase Agreement dated January 6, 2021 (the “Note Purchase Agreement”), by and between Holdings and Twelve Clans, Inc., the sovereign wealth fund of the Ho-Chunk nation (“Twelve Clans”), pursuant to which Holdings has issued and sold to Twelve Clans a Convertible Promissory Note (the “Note”) in the amount of One Million Five Hundred Thousand Dollars (USD $1,500,000.00) (collectively, the “Note Transaction”; attached hereto as Exhibit A). Company and Company Parent hereby consent to Holdings’s entry into and consummation of the Note and Note Purchase Agreement, together with such other agreements deemed necessary or appropriate in connection with such transactions. The Parties hereby acknowledge and agree that the Note Transaction will not be included in any adjustment to and/or calculation of Equity Consideration pursuant to the Merger Agreement, including but not limited to Section 2.13 therein. For the avoidance of doubt and by way of example only, if the Equity Consideration prior to the Note Transaction is represented by One Million (1,000,000) shares of Holdings Common Stock, then the Equity Consideration immediately following the Note Transaction and/or the exercise of conversion rights pursuant to the Note, shall remain One Million (1,000,000) shares of Parent Common Stock.

b. Waiver. In connection with the Note Transaction, Company and Company Parent specifically waive the following:

i. Adjustment rights to Equity Consideration required by Sections 2.13(a) and 2.13(b) of the Merger Agreement as they relate to any dilution of ownership percentage in Holdings caused by the Note Transaction;

ii. Calculation of Equity Consideration required by Section 7.3(e) of the Merger Agreement as it relates to any dilution of ownership percentage in Holdings caused by the Note Transaction;

iii. Rights to antidilution protections required by Section 7.3(k) of the Merger Agreement as it relates to the Note Transaction; and

iv. Any and all termination rights pursuant to Article IX of the Merger Agreement as they relate to the Note Transaction.

The limited waiver set forth in this Section 5(b) is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to: (i) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Merger Agreement or of any Ancillary Documents; (ii) prejudice any right that Company or Company Parent has or may have in the future under or in connection with the Merger Agreement or any Ancillary Document; or (iii) establish a custom or course of dealing among Company and Company Parent on the one hand, and Holdings and Merger Sub, on the other hand.

6. Merger Agreement Provisions. Except as specifically amended or waived hereunder, all of the terms and conditions of the Merger Agreement remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the Merger Agreement, this Amendment shall control.

7. Waiver of Conflict. Each party hereto acknowledges that Martin S. A. Beck is a Manager and indirect member of Company Parent, is the sole director and Chairman of the Board of the Company, holds or may hold other officer positions with the Company and its Subsidiaries, is the owner and manager of Rewi Enterprises LLC (which provides management services to the Company under a Management Services Agreement that will survive the Merger), and is Chief Financial Officer and a member of the board of directors of Holdings. Each party hereto acknowledges disclosure of such positions, has had ample opportunities to make independent investigations and assessments with respect to such positions and this Agreement and the transactions contemplated hereby, is in no way relying solely on Mr. Beck or Rewi Enterprises LLC for information or determinations, has separate decision makers that have reviewed and approved the Merger Agreement and this Amendment and the transactions contemplated thereby and hereby, and waives, to the fullest extent permitted by law, for itself and, to the extent possible, its Affiliates, any and all conflicts and claims arising out of any actual or potential conflict of interest or breach of duty, including duties of care, loyalty, disclosure and other fiduciary duties.

8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

9. Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

10. Successors and Assigns. No party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void

[signature page follow]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver and First Amendment to Agreement and Plan of Merger as of the day and year first above written.

TTC HEALTHCARE, INC.

By	/s/ Martin S. A. Beck
Name: Martin S. A. Beck
Title: Chairman

TTC HEALTHCARE PARTNERS, LLC

By	/s/ Martin S. A. Beck
Name: Martin S. A. Beck
Title: Manager

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: Executive Chairman

UPHEALTH TTC MERGER SUB, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: President

[Signature Page to Waiver and First Amendment to Agreement and Plan of Merger]